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EXHIBIT 23.1







To Whom It May Concern:                                       May 14, 2004


The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of his report of May 12, 2004 accompanying the audited financial statements of AP Henderson Group as of December 31, 2003, in the Form 10-QSB to be filed with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Kyle L. Tingle, CPA, LLC


Kyle L. Tingle, CPA, LLC